EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of ProPhase Labs, Inc. and Subsidiaries on Forms S-8 (No. 333-73456, No. 333-61313, No. 333-10059, No. 333-14687, No. 333-26589, No. 333-132770, No. 333-169697, No.333-189875 and 333-217484), Form SB-2 (No. 333-31241) and Forms S-3 (No. 333-86976, No. 333-104148, No. 333-119748, No. 333-185167, No. 333-196352, No. 333-206090) of our report dated March 28, 2018, on our audits of the consolidated financial statements of ProPhase Labs, Inc. and Subsidiaries as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, which report is included in this Annual Report on Form 10-K to be filed on or about March 28, 2018.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 28, 2018